Computational Materials for

JPMAC 2006-CW2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-4154 (collect call) or by emailing Randall Outlaw at randall. outlaw@jpmorgan. com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.

THE INFORMATION CONTAINED IN THIS COMMUNICATION IS SUBJECT TO CHANGE, COMPLETION OR AMENDMENT FROM TIME TO TIME. YOU SHOULD CONSULT YOUR OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO THE LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF A PURCHASE OF THESE SECURITIES.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE DEPOSITOR OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN) . JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE DEPOSITOR IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

Copyright 2005 JPMorgan Chase & Co. – All rights reserved. J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC. JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials. Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.

The information herein will be superseded in its entirety by the final prospectus and prospectus supplement relating to the securities. THIS PAGE MUST BE ACCOMPANIED BY A DISCLAIMER. IF YOU DID NOT RECEIVE SUCH A DISCLAIMER, PLEASE CONTACT YOUR JPMORGAN SALES REPRESENTATIVE.

JPMAC 2006-CW2 Mortgage Loan Statistics

As of the Cut-off Date July 1, 2006

		GROUP 1: NON CONFORMING	GROUP 2: FREDDIE	GROUP 3: NON CONFORMING	GROUPS 1 AND 3: TOTAL
	TOTAL COLLATERAL POOL	(FIXED)	CONFORMING	(FIXED AND ARM)	NON CONFORMING

Total Balance	$1,054,461,879	$175,025,567	$529,451,338	$349,984,974	$525,010,541
Average Balance	$174,090	$151,145	$159,186	$222,495	$192,241
Loan Count	6,057	1,158	3,326	1,573	2,731
WA Coupon	8.222%	7.968%	8.345%	8.163%	8.098%

Original Term	363	344	368	365	358
Remaining Term	360	341	365	362	355
Seasoning	3	3	3	3	3

1st Lien %	97.06%	87.29%	100.00%	97.50%	94.09%
2nd Lien %	2.94%	12.71%	0.00%	2.50%	5.91%
FRM %	36.87%	100.00%	24.61%	23.84%	49.23%
ARM %	63.13%	0.00%	75.39%	76.16%	50.77%
DTI %	40.37%	39.73%	40.58%	40.38%	40.16%
Balloon %	2.86%	12.01%	0.04%	2.55%	5.71%
IO %	29.36%	13.55%	25.51%	43.09%	33.24%
WA CLTV	79.31%	79.38%	78.64%	80.30%	79.99%
WA CLTV (including Silents)	84.62%	81.03%	82.54%	89.57%	86.72%
Silent %	26.80%	8.41%	19.64%	46.83%	34.02%
WA FICO	615	619	604	629	626
WA FICO (IOs Only)	634	638	624	643	642

Loan Purpose
Purchase	39.79%	24.89%	27.97%	65.13%	51.72%
Cash-out Refinance	55.88%	68.49%	67.28%	32.33%	44.38%
Rate/Term Refinance	4.33%	6.63%	4.76%	2.54%	3.90%

Documentation
Full	62.59%	69.73%	66.06%	53.76%	59.09%
Reduced/Limited	0.00%	0.00%	0.00%	0.00%	0.00%
Stated	37.41%	30.27%	33.94%	46.24%	40.91%
NA/NI	0.00%	0.00%	0.00%	0.00%	0.00%

		GROUP 1: NON CONFORMING	GROUP 2: FREDDIE	GROUP 3: NON CONFORMING	GROUPS 1 AND 3: TOTAL
	TOTAL COLLATERAL POOL	(FIXED)	CONFORMING	(FIXED AND ARM)	NON CONFORMING

Occupancy
Primary	96.91%	98.47%	95.18%	98.75%	98.66%
Secondary/Investor	0.53%	0.40%	0.80%	0.19%	0.26%
Non-owner	2.55%	1.13%	4.01%	1.06%	1.08%

Prepay Penalty %	74.38%	89.54%	66.90%	78.11%	81.92%

Property Type
Single Family	72.01%	76.59%	73.36%	67.69%	70.65%
Planned Unit Development	17.22%	16.35%	15.42%	20.38%	19.04%
Condominium (Low Rise)	6.75%	5.30%	6.78%	7.42%	6.71%
Multi Family	3.27%	1.07%	4.15%	3.06%	2.39%
Condominium (High Rise)	0.51%	0.37%	0.28%	0.93%	0.75%
Manufactured Home	0.23%	0.32%	0.00%	0.52%	0.46%

Top 3 States
First	CA(27%)	CA(38%)	CA(14%)	CA(41%)	CA(40%)
Second	FL(12%)	FL(13%)	FL(10%)	FL(14%)	FL(14%)
Third	TX(5%)	TX(6%)	IL(6%)	NY(4%)	TX(5%)

Top 5 Cities
First	LOS ANGELES(2.12%)	LOS ANGELES(2.91%)	CHICAGO(2.24%)	LOS ANGELES(3.13%)	LOS ANGELES(3.06%)
Second	MIAMI(1.89%)	LAS VEGAS(2.27%)	PHOENIX(1.43%)	MIAMI(2.85%)	MIAMI(2.65%)
Third	LAS VEGAS(1.75%)	MIAMI(2.26%)	LOS ANGELES(1.20%)	LAS VEGAS(2.43%)	LAS VEGAS(2.38%)
Fourth	CHICAGO(1.50%)	BAKERSFIELD(1.03%)	MIAMI(1.14%)	FONTANA(1.04%)	RIVERSIDE(0.91%)
Fifth	PHOENIX(1.06%)	HOUSTON(1.00%)	LAS VEGAS(1.13%)	LANCASTER(1.01%)	FONTANA(0.89%)

Top 5 Zip Codes
First	92336(0.26%)	91331(0.58%)	89031(0.41%)	92336(0.68%)	92336(0.53%)
Second	89031(0.25%)	91360(0.54%)	20744(0.28%)	91344(0.56%)	93535(0.40%)
Third	91331(0.24%)	92530(0.53%)	92404(0.25%)	93536(0.52%)	91344(0.40%)
Fourth	92509(0.21%)	98275(0.50%)	85242(0.22%)	93535(0.50%)	91390(0.39%)
Fifth	92301(0.21%)	92021(0.48%)	20011(0.22%)	92571(0.48%)	92571(0.38%)

ARM Characteristics
Margin	6.944%	0.000%	6.921%	6.980%	6.980%
Minimum Rate	8.248%	0.000%	8.314%	8.148%	8.148%
Life Cap	15.188%	0.000%	15.244%	15.105%	15.105%
Periodic Rate Cap	1.419%	0.000%	1.403%	1.443%	1.443%